UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2009

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bärengasse 32

Zurich CH-8008

Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

In response to a number of questions about ACE Limited’s (the “company” or “ACE”) variable annuity guaranty reinsurance business, ACE is providing the following additional information that supplements its Form 10-K filed with the Commission on February 27, 2009, as amended:

Capital

As of December 31, 2008, the capital required to support the variable annuity guaranty business is approximately $400 million. If the Standard & Poor’s (S&P) 500 Index were to drop from its level of 903 at December 31, 2008, to a level of 700 or below, all else being equal, any additional capital required would be approximately offset by the increase in value of currently held hedge assets.

Claim limits

Approximately 65% of the guaranteed minimum death benefit (GMDB) guaranteed value has an annual claim limit expressed as 2% of the total account value reinsured. The remainder of the GMDB guaranteed value is covered under treaties with limits calculated on other bases – either annual, aggregate, or at an individual policy level. The majority of this remainder has an annual limit calculated as a percentage of the total guaranteed value reinsured, with the percentage varying by contract from 0.22% to 1.80%.

Determining the benefit ratio used to set reserves under SOP 03-1

As of December 31, 2008, management established the SOP 03-1 reserve based on the benefit ratio calculated using actual market values at December 31, 2008. Management exercises judgment in determining the extent to which short-term market movements impact the SOP 03-1 reserve. The SOP 03-1 reserve is based on the calculation of a long-term benefit ratio (or loss ratio) for the variable annuity guarantee reinsurance. Despite the long-term nature of the risk, the benefit ratio calculation is impacted by short-term market movements unless they are judged by management to be temporary or transient. Management, in keeping with the language in SOP 03-1, regularly examines both quantitative and qualitative analysis and determines if, in its judgment, the change in the calculated benefit ratio is of sufficient magnitude and has persisted for a sufficient duration to warrant a change in the benefit ratio used to establish the SOP 03-1 reserve.

SOP 03-1 requires that ACE “regularly evaluate estimates used and adjust the liability balance... if actual experience or other evidence suggests that earlier assumptions should be revised.” ACE evaluates its estimates regularly and management uses judgment to determine the extent to which the benefit ratio used to establish SOP 03-1 reserves should be adjusted. Management will determine the benefit ratio that most appropriately reflects its expectation for the short-term and long-term performance of the variable annuity guaranty liability. Management’s quantitative analysis includes a review of the differential between the benefit ratio used at the most recent valuation date and the benefit ratio calculated on subsequent dates. The differential is measured in terms of the standard deviation of the distribution of benefit ratios (reflecting 1,000 stochastic scenarios) calculated on the aforementioned subsequent dates. As an example, if, on average during a calendar quarter, the benefit ratio used at the most recent valuation date falls within  1/2 a standard deviation of the mean of the distribution of benefit ratios calculated periodically during the quarter, management may elect not to adjust the benefit ratio used to generate the SOP 03-1 reserve at the quarter-end valuation date.

Further, if, due to changes in equity and credit market conditions, the benefit ratio used at the most recent valuation date differs from the mean of the periodically calculated distribution of benefit ratios by less than 1 standard deviation, management will consider current market conditions when determining its expectations of future payout obligations, particularly as those market conditions relate to shorter-term payout obligations.

Finally, if, due to changes in equity and credit market conditions, the benefit ratio used at the most recent valuation date differs from the mean of the periodically calculated distribution of benefit ratios by more than 1 standard deviation for a sustained and prolonged period of time, management will give substantial weight to prevailing market conditions when determining its expectations of future payout obligations. As an example, based on management’s current expectations as of the publication of this document, all else being equal, the S&P 500 index would need to remain below a level of 650 for a prolonged period of time in order for management to give substantial weight to current market conditions.

Variable Annuity Sensitivities to Equities and Interest Rates

The table below, which reflects sensitivities based on market levels as of December 31, 2008 (e.g., the “flat” equity column refers to an S&P 500 level at its year-end value of 903), has been expanded from the version appearing in the 10-K/A. The sensitivities shown below are calculated as potential one-time impacts to income resulting from market movements and are not recurring impacts on the income in future periods.

		Worldwide Equity Shock
Interest Rate Shock		+10%	Flat	-10%	-20%	-30%	-40%
		(in millions of U.S. dollars)

+100 bps	(Increase)/decrease in SOP reserve	$89	$25	$(60)	$(166)	$(301)	$(467)
	(Increase)/decrease in net FVL	222	135	55	(15)	(67)	(97)
	Increase/(decrease) in hedge value	(80)	(20)	46	118	194	272
	Increase/(decrease) in net income	$231	$140	$41	$(63)	$(174)	$(292)
Flat	(Increase)/decrease in SOP reserve	$69	$—	$(91)	$(204)	$(343)	$(515)
	(Increase)/decrease in net FVL	91	—	(89)	(168)	(218)	(244)
	Increase/(decrease) in hedge value	(61)	—	67	140	216	294
	Increase/(decrease) in net income	$99	$—	$(113)	$(232)	$(345)	$(465)
-100 bps	(Increase)/decrease in SOP reserve	$33	$(41)	$(138)	$(258)	$(406)	$(582)
	(Increase)/decrease in net FVL	(87)	(189)	(281)	(356)	(405)	(425)
	Increase/(decrease) in hedge value	(40)	22	90	163	239	318
	Increase/(decrease) in net income	$(94)	$(208)	$(329)	$(451)	$(572)	$(689)

As discussed above, management exercises judgment when determining the appropriate benefit ratio to use to establish the SOP 03-1 reserve. The numbers shown in the table above reflect the change in the SOP 03-1 reserve generated by a “point-in-time” estimate of the benefit reserve without taking protocols for management’s judgment (as outlined above) into consideration and might not be appropriate for estimating quarterly income for variable annuity reinsurance. As an example, if the first quarter ended at the market levels as of February 2009 month-end (i.e., S&P 500 at 735), based on management’s best estimate of future payouts, we would expect the following (approximate) results for variable annuity reinsurance:

Premium: $65 million

Investment income: $10 million

Claims: $50 million

Change in SOP 03-1 reserve: $0

Realized gain: $65 million

Net income: $90 million

The $0 change in SOP 03-1 reserve is coincidental and reflects a reserve increase associated with an adjusted benefit ratio reflecting management judgment as described above, substantially offset by current period paid claims experience and other factors including the sharp rise in long-term interest rates during January and February and policyholder lapses.

Collateral

In order for its U.S.-domiciled clients to obtain statutory reserve credit, ACE Tempest Life Re holds collateral on behalf of its clients in the form of qualified assets in trust or letters of credit, equal to their ceded statutory reserves. ACE Tempest Life Re maintains sufficient qualified assets to meet its funding requirements regardless of the level of the S&P 500 index. The timing and amount of the calculation of the collateral varies by client according to the particulars of the reinsurance treaty and the statutory reserve guidelines of the client’s state of domicile.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Philip V. Bancroft
Philip V. Bancroft
Chief Financial Officer

DATE: March 10, 2009